EXHIBIT 99.1

3D Systems Acquires My Robot Nation

Experience The Cubify Gamification Difference

Create Unique Collectibles From Billions of Combinations Within Minutes

ROCK HILL, S.C., April 10, 2012 (GLOBE NEWSWIRE) -- 3D Systems Corporation (NYSE:DDD) announced today that it has acquired My Robot Nation, MRN, a leading consumer technology platform that provides intuitive, game-like content creation for 3D printing. The company expects to integrate the MRN platform and experience into Cubify.com, enhancing Cubify with hundreds of new fun and easy 3D creation and printing applications, together with its growing developer community. My Robot Nation's founders, renowned games industry veterans Mark Danks and Sarah W. Stocker, join the 3D Systems team, enhancing Cubify with engaging play spaces, social features, and intuitive user interfaces resulting in a visually stunning creative process with limitless opportunities for unique expression.

"Everyone is creative, and everyone can create – we all just need a fun and easy way to get started. Bringing the MRN creation platform to Cubify does just that," said Sarah W. Stocker, co-founder of My Robot Nation. "YouTube®, Facebook and Twitter show us how creative everyone can be digitally – now Cubify gives people an amazing new way to bring that creativity into reality."

The acquisition of MRN underscores 3D Systems' Cubify commitment to democratize 3D content-to-print access for kids and adults alike, unleashing creativity and allowing individuals to express themselves easily in 3D. My Robot Nation brings to Cubify proven video game principles to provide a simple, fun and amazingly flexible creative experience. Within minutes, anyone can quickly and easily create their own, unique collectible from billions of possible combinations then make it real with 3D printing.

"We are thrilled to bring MRN to Cubify and enable everyone to create and manipulate 3D objects right in their browser in real-time – something that was previously only possible in PC applications or consoles games. We're using that power and flexibility to empower everyone to turn their virtual creations into real creations through the disruptive magic of 3D printing," said Mark Danks, co-founder of My Robot Nation.

"We are very excited to add a disruptive capability like My Robot Nation to our Cubify platform enabling millions of new users, including kids from the ages of 8 to 80, to instantly and intuitively create and make in 3D," said Abe Reichental, President and Chief Executive Officer of 3D Systems. "We believe that this investment will accelerate the gamification and democratization of the entire Cubify experience, and at the same time, facilitate our expansion into 3D hosting, publishing and the production of licensed content for other global consumer brands."

About 3D Systems Corporation

3D Systems is a leading provider of 3D content-to-print solutions including 3D printers, print materials and on-demand custom parts services for professionals and consumers alike. The company also provides creative content development, design productivity tools and curation services and downloads. Its expertly integrated solutions replace, displace and complement traditional methods and reduce the time and cost of designing new products by printing real parts directly from digital input. These solutions are used to rapidly design, communicate, prototype and produce functional parts, empowering its customers to create with confidence.

More information on the company is available at www.3DSystems.com.

To experience 3D Systems' entire range of 3D content-to-print products and services please visit www.printin3D.com, www.production3dprinters.com, www.cubify.com, www.myrobotnation.com, www.zcorp.com, www.print3d.com, www.toptobottomdental.com, www.3Dproparts.com, www.quickparts.com, www.alibre.com, www.bitsfrombytes.com, www.The3dStudio.com, www.freedomofcreation.com, www.sycode.com, www.botmill.com, blog.3dsystems.com, or via email at moreinfo@3Dsystems.com.

The 3D Systems Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=4537

About My Robot Nation

My Robot Nation delivers engaging play spaces and intuitive user interfaces to create something completely new – the ability to visualize something on the Web and then hold it in your hands. The 3D creative process is visually stunning, and opportunities for unique expression are virtually limitless.

Previous projects by My Robot Nation team members include developing core technology for Electronic Arts®, launching the SingStar™ franchise for Sony® in the US, playing a key part in developing the PlayStation3® SDK as well as a PS3 version of the Unreal® Engine for Epic® Games and developing new IP for major games publishers such as Disney® and Activision®.

Best known for creating innovative original software (including the #1 ranked iPad® Photography app "Artify" and custom performance software for acclaimed international musician Bjork), the company has taken a cognitive and creative leap to a new level – where technical innovation and creativity meet 3D printing to create... My Robot Nation!

More information is available on our website www.myrobotnation.com and we encourage you to follow us on Facebook and Twitter @myrobotnation for new updates on our products and services.

CONTACT: Investor Contact:
         Stacey Witten
         803-326-4010
         E-mail: stacey.witten@3dsystems.com

         Media Contact:
         Cathy Lewis
         803-326-3950
         Email: cathy.lewis@3dsystems.com